Exhibit (h)(45)

DBX-DWS 12d1-4 agreement

SCHEDULE B

As of 12/12/24

Acquired Funds

DBX ETF Trust

Xtrackers RREEF Global Natural Resources ETF (NRES)

Xtrackers S&P 500 ESG ETF (SNPE)